EXHIBIT 99.1

5995 Plaza Drive
Cypress, CA 90630
(714) 952-1121

NEWS RELEASE

CONTACT:	Suzanne C. Shirley	Tyler Mason
	Investor Relations	Media Relations
	(714) 226-3470	(714) 226-3530

     FOR IMMEDIATE RELEASE

PacifiCare Health Systems Comments on Possible Impact of UFCW
Labor Dispute in Southern California

CYPRESS, California, January 9, 2004 – PacifiCare Health Systems, Inc. (NYSE: PHS), today commented on the potential effect that the ongoing labor dispute between members of the United Food and Commercial Workers (UFCW) union and several major Southern California grocery chains might have on the company’s business.

     PacifiCare of California (“PacifiCare”) is one of the three major health insurers that provide coverage to UFCW members who have been on strike against Vons, Albertsons and Ralphs supermarkets since October 2003. PacifiCare initially provided full risk HMO coverage to approximately 48,000 UFCW members. In addition, PacifiCare’s pharmacy benefit manager, Prescription Solutions, initially administered pharmaceutical services on a self-funded basis for approximately 200,000 UFCW members. The UFCW health care services are arranged for by the United Food and Commercial Workers Unions and Food Employers Benefit Fund, which is a Taft-Hartley trust jointly managed by representatives of management and labor.

     As of January 1, 2004, nearly 28,000 members ceased to be eligible for medical coverage under the trust plan with PacifiCare because they had not worked the requisite number of hours in the previous quarter as required under the union’s existing labor agreement. Approximately 20,000 members remain eligible for coverage. Similarly, one half, or approximately 100,000, of the UFCW members have lost their eligibility for prescription drug coverage effective January 1, 2004.

     PacifiCare had previously disclosed that it expects to achieve a moderate single-digit percentage increase in 2004 over its 2003 commercial membership of approximately 2.2 million. Although it is impossible for the company to predict the duration or the outcome of the strike, there is a risk that it could cause the company to fall short of this 2004 membership target. The potential impact on the company’s diluted earnings per share for 2004 could range from $0.14 to $0.19 on a pre-split basis. In addition, PacifiCare expects the obligation for medical services already rendered in 2003 to be paid in full by the trust, and negotiations will continue over the coming weeks to determine the method and timing of payment of the remaining balance owed by the trust to PacifiCare. The company also is awaiting results of Federal arbitration to determine the extent of the employers’ liability for funding the trust.

     PacifiCare Health Systems serves more than 3 million health plan members and approximately 9 million specialty plan members nationwide, and has annual revenues of about $11 billion.

     The statements in this news release that are not historical facts are cautionary statements within the meaning of the Federal Securities laws, and may involve a number of risks and uncertainties. Such cautionary statements include, but are not limited to, those relating to the effect of the labor dispute on 2003 and 2004 EPS estimates and 2004 membership estimates. Important factors that could cause results to differ materially from those expected by management include, but are not limited to, the factors, risks and uncertainties that could potentially affect financial results that are found in documents filed by the company with the Securities and Exchange Commission.

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